Exhibit 10.12

GREER STATE BANK

SALARY CONTINUATION AGREEMENT

THIS SALARY CONTINUATION AGREEMENT (the “Agreement”) is made and entered into this 8th day of December, 1997 by and between Greer State Bank with a principal office in Greer, South Carolina (the “Bank”), and J. Richard Medlock Jr. (the “Executive”).

Whereas, to encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive.

Now, Therefore, in consideration of the mutual covenants and agreements herein, the Executive and the Bank agree as follows:

Article 1

Definitions

1.1	Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1	“Board” or “Board of Directors” means the Board of Directors of Bank.

1.1.2	“Change of Control” means:

(i)	the acquisition, directly or indirectly, (including beneficial ownership) by any “person” as this term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended within any twelve (12) consecutive month period of the Bank’s securities representing an aggregate of fifty (50%) percent or more of the Bank’s combined voting power then outstanding securities; or

(ii)	consummation of merger, sale, acquisition, or liquidation of all, or substantially all, of the Bank’s assets or outstanding stock; or

(iii)	the occurrence of any other event or circumstance which is not covered by 1.1.2 (i) through 1.1.2 (ii) which the Board determines affects the Bank’s control and, to implement the purposes of this Agreement, adopts a resolution that the event or circumstances constitutes a Change in Control for the purposes of this Agreement.

(iv)	Notwithstanding any other provision in this Agreement, “Change of Control” shall not be construed to mean the formation of a bank holding company or other entity approved in advance by the Bank’s Board of Directors or any changes in ownership of the Bank’s assets or stock as the result of the formation of such an entity.

1.1.3	“Code” means the Internal Revenue Code of 1986, as amended. References to a Code section shall be deemed to be to that section as it now exists and to any successor provision.

1.1.4	“Date of Employment” means October 1, 1988.

1.1.5	“Disability” means sickness, accident or injury which, in the judgment of a physician appointed and paid by the Bank, prevents the Executive from performing all of the Executive’s customary duties for the Bank. As a condition to any benefits, the Bank may require the Executive to submit to such physical or mental evaluations and tests as the Bank’s Board of Directors deems appropriate.

1.1.6	“Early Retirement Date” means the first day of the calendar month after Executive has completed ten (10) Years of Service with Bank.

1.1.7	“Effective Date” means the 1st day of November, 1997.

1.1.8	“Month of Service” means each completed full month in a Year of Service.

1.1.9	“Normal Retirement Date” means the date upon which the Executive attains age sixty-five (65) years.

1.1.10 “Plan	Year” means the twelve (12) consecutive month period beginning on each November 1 and ending on October 31. The first Plan Year shall commence on the Effective Date.

1.1.11	“Termination of Employment” means the Executive’s ceasing to be an employee of the Bank for any reason whatsoever, voluntary or involuntary.

1.1.12	“Year of Service” means a twelve (12) consecutive month period beginning on October 1 and ending on September 30 during which the Executive is employed on a full-time basis by the Bank, inclusive of any approved leaves of absence.

Article 2

Lifetime Benefits

2.1

Normal Retirement Benefit. If Executive’s employment terminates with Bank on or after Executive’s Normal Retirement Date for any reason other than Executive’s death, the Bank shall pay to Executive as a Normal Retirement Benefit the sum of one thousand six hundred sixty six dollars and sixty six cents ($1,666.66) each month for one hundred eighty (180) consecutive calendar months. The first such monthly payment shall commence on the first day of the calendar month following Executive’s termination of employment after Executive’s Normal Retirement Date and thereafter on the first day of each subsequent calendar month until paid in full.

2.2	Early Retirement Benefit. If the Executive’s employment terminates with Bank after Executive’s Early Retirement Date but before Executive’s Normal Retirement Date and before a Change of Control, and for reasons other than death or Disability, Bank shall pay to the Executive the Early Retirement Benefit described in this Section 2.2.

2.2.1	Amount of Benefit. The Early Retirement Benefit under this Section 2.2 is the Executive’s vested amount of the final benefit which is listed on Schedule A for the Plan Year completed immediately prior to the Executive’s Termination of Employment which shall be increased by an amount determined using the following formula:

2.2.1.2	The vested amount set forth in Schedule A for the Plan Year in which the Executive’s Termination of Employment occurred; less

2.2.1.3	The amount set forth in Schedule A in the Plan Year completed immediately prior to the date of the Executive’s Termination of Employment; multiplied times

2.21.4	A fraction where the numerator is the number of Months of Service completed since Plan Year completed immediately prior to the Executive’s Termination of Employment and the denominator is 12.

2.2.2	Payment of Benefit. The Bank shall pay the Early Retirement Benefit to Executive in one hundred eighty (180) consecutive monthly payments. The first such monthly payment shall commence on the first day of each calendar month following the Executive’s Normal Retirement Date and thereafter on the first day of each subsequent calendar month until paid in full.

2.3	Disability Benefit. If Executive has completed at least ten (10) Years of Service with Bank and if Executive’s employment terminates with Bank because of Disability prior to Executive’s Normal Retirement Date, the Bank shall pay to Executive the Disability Benefit described in this Section 2.3.

2.3.1	Amount of Disability Benefit. The Disability Benefit under this Section 2.3 is the amount listed in Schedule A determined as of the Plan Year completed immediately prior to the Executive’s Termination of Employment.

2.3.2

Payment of Benefit. The Bank shall pay the Disability Benefit to the Executive, at the Bank’s discretion, in either a lump sum payment within sixty (60) days following Executive’s Termination of Employment, or in one hundred eighty (180) consecutive monthly payments. The first such monthly payment shall commence on the first day of the calendar month following the Executive’s Termination of Employment and thereafter on the first day of each calendar month until paid in full. If the Disability Benefit is paid in monthly installments it shall be paid as an annuity in substantially equal installments with interest credited over the payment period at an annual rate of eight percent (8%), compounded monthly.

2.4	Change of Control Benefit. If Executive has completed at least ten (10) Years of Service with Bank and if Executive’s employment terminates with Bank before Executive’s Normal Retirement Date (other than by reason of death or Disability) but after a Change of Control, the Bank shall pay to Executive following Executive’s termination of employment a Change of Control Benefit described in this Section 2.4 in lieu of (and not in addition to) any other benefit under this Agreement.

2.4.1	Amount of Benefit. The Change of Control Benefit shall be 100% vesting in the Normal Retirement Benefit paid in Section 2.1.

2.4.2	Payment of Benefit. Within sixty (60) days following Executive’s termination of employment after the Change of Control, the Bank shall pay the Change of Control Benefit to the Executive, as described in Section 2.1 in a lump sum present value payment based on an 8% discount rate.

Article 3

Death Benefits

3.1	Death During Active Service. If the Executive dies while employed with Bank and Executive has completed at least ten (10) Years of Service with Bank, then Bank shall pay to Executive’s beneficiary as a Death Benefit the sum of one thousand six hundred sixty six dollars and sixty six cents ($1,666.66) per month for one hundred eighty (180) consecutive calendar months. The first such monthly payment shall commence on the first day of the calendar month following Executive’s date of death and thereafter on the first day of each subsequent calendar month until paid in full.

3.2	Death During Benefit Period. If the Executive dies after benefit payments have commenced under Section 2 of this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts the benefit would have been paid to the Executive had the Executive survived.

Article 4

Beneficiaries

4.1

Beneficiary Designations. The Executive shall designate a primary and contingent beneficiary by filing a written beneficiary designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. A beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved through divorce. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s surviving spouse, if any, and if none, to the Executive’s surviving descendants, per stirpes, and if no surviving spouse and descendants, to the Executive’s estate. If Executive dies and subsequently the beneficiary receiving benefit payments dies, then any remaining payments shall be paid pursuant to a written beneficiary designation filed with Bank made by such beneficiary, or if none to such beneficiary’s estate.

4.2	Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, conservator, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, Executive shall irrevocably forfeit and Bank shall not pay any benefit under this Agreement for the following reasons:

5.1	Termination for Cause. If Bank terminates Executive’s employment for:

5.1.1	Gross negligence or gross neglect of duties prior to a Change of Control;

5.1.2	Conviction of a felony; or

5.1.3	Fraud, disloyalty, dishonesty or willful violation of any law or material Bank policy in connection with the Executive’s employment.

5.2	Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the Effective Date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Bank.

5.3	Excess Parachute Payment. Notwithstanding anything in this Agreement to the contrary, in the event that the benefit payable to Executive pursuant to this Agreement should cause a “parachute payment,” as defined in Code Section 280G(b)(2) of the Code, then such benefit shall be reduced One Dollar ($1.00) at a time until the payment will not constitute a parachute payment. In the event the benefit Executive receives under this Agreement should be incorrectly calculated so that such amount constitutes a parachute payment, then Executive will promptly refund to Bank the excess amount. Excess amount shall mean the amount in excess of Executive’s base amount, as defined in Code Section 280G(b)(3), multiplied by 2.999.

5.4	Non-Competition Covenant. While Executive is employed by Bank and during the period of time Executive is receiving any benefit payments pursuant to this Agreement, Executive will not, for himself or on behalf of, or in conjunction with any other person or persons, company, partnership, limited liability company, proprietorship, trust, company, bank, financial services institution, or other entity, directly or indirectly, own, manage, operate, control, be employed by, consult with, participate in, or be connected in any manner with the ownership, employment, management, operation, consulting or control of any financial services institution that competes with Bank. In the event of any actual breach by Executive of the provisions of this non-competition covenant, all payments under this Agreement payable to Executive shall irrevocably terminate and no further amount shall be due or payable to Executive pursuant to this Agreement. Executive specifically acknowledges that the restrictions as set forth above are reasonable and bear a valid connection with the business operations of Bank, and specifically admits that Executive is capable of obtaining suitable employment not in competition with Bank. If any one of the restrictions contained herein shall for any reason be held to be excessively broad as to duration or geographical area, it shall be deemed amended by limiting and reducing it so as to be valid and enforceable to the extent compatible with applicable state law as it shall then appear. Executive acknowledges that Bank would not have entered into this Agreement without the non-competition covenant contained herein. This covenant not to compete shall not prohibit Executive from owning stock in any publicly traded company provided Executive’s stock ownership is five (5%) percent or less of the issued and outstanding stock of such publicly traded company and Executive has no corporate responsibility other than Executive’s rights as a stockholder.

5.5	No Duplication of Benefits. Each of the benefits described in Article 2 and 3 are intended to be separate benefits and mutually exclusive of the other so that once benefit payments commence under one Section Executive (or his beneficiary, as the case may be) shall not thereafter receive payments or become entitled to benefits under another Section.

5.6	No Benefits Prior to 10 Years of Service. Notwithstanding anything in this Agreement to the contrary, no benefits of any kind shall be payable to Executive or his beneficiary if Executive’s employment with Bank terminates for any reason prior to Executive having ten (10) Years of Service.

Article 6

Claims and Review Procedures

6.1

Claims Procedure. The Bank shall notify the claimant in writing, within ninety (90) days of the claimants written application for benefits, of eligibility or non eligibility for benefits under the Agreement. If the Bank determines that the claimant is not eligible for benefits or full benefits, the notice shall set forth (1) the specific reasons for such denial, (2) a specific reference to the provisions of the Agreement on which the denial is based, (3) a description of any additional information or material necessary for the claimant to perfect claimants claim, and a description of why it is needed, and (4) an explanation of the Agreement’s claims review procedure and other appropriate information as to the steps to be taken if the claimant wishes to have the claim reviewed. If the Bank determines that there are special circumstances requiring additional time to make a decision, the Bank shall notify the claimant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

6.2	Review Procedure. If the claimant is determined by the Bank not to be eligible for benefits, or if the claimant believes that claimant is entitled to greater or different benefits, the claimant shall have the opportunity to have such claim reviewed by the Bank by filing a petition for review with the Bank within sixty (60) days after receipt of the notice issued by the Bank. Said petition shall state the specific reasons which the claimant believes entitle claimant to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Bank of the petition, the Bank shall afford the claimant (and counsel, if any) an opportunity to present claimant’s position to the Bank orally or in writing, and the claimant (or counsel) shall have the right to review the pertinent documents. The Bank shall notify the claimant of its decision in writing within the sixty (60) day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the claimant and the specific provisions of the Agreement on which the decision is based. If, because of the need for a hearing, the sixty (60) day period is not sufficient, the decision may be deferred for up to another sixty (60) day period at the election of the Bank, but notice of this deferral shall be given to the claimant.

Article 7

Amendment and Termination

The Bank reserves the right to amend or terminate this Agreement at any time. In the event of termination of this Agreement, the Executive shall be vested in the Disability Benefit described in Section 2.3 as if the Executive had terminated employment because of Disability as of the date of termination of the Agreement. The Bank shall pay the benefit to the Executive, at the Bank’s discretion, in either a lump sum payment within sixty (60) days of termination of this Agreement, or in one hundred eighty (180) equal consecutive monthly payments. The first such monthly payment shall commence on the first day of the calendar month following the termination of this Agreement and thereafter on the first day of each subsequent calendar month until paid in full. In the event of amendment, the vested benefit amount accrued under Section 2.2 as of the effective date of the amendment shall not be reduced by the amendment.

Article 8

Miscellaneous

8.1	Binding Effect and Merger. This Agreement shall bind the Executive and the Bank, and their heirs, beneficiaries, legal representatives, executors, administrators, successors and assigns. The Bank will not merge with any other entity without such entity agreeing to the terms and conditions of this Agreement.

8.2	No Guaranty of Employment. This Agreement is not an employment policy or contract. This Agreement does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. This Agreement also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time. Nothing in this Agreement shall be construed as an employment agreement, either express or implied.

8.3	Non-Transferability. No amounts payable under this Agreement shall be transferable by the Executive. Further, Executive may not sell, assign, alienate, pledge or otherwise encumber any benefits under this Plan.

8.4	Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5	Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of South Carolina, except to the extent preempted by the laws of the United States of America.

8.6	Unfunded Arrangement. The Executive and any beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. This Agreement shall always be an unfunded arrangement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Insurance on the Executive’s life, if any, is a general asset of the Bank to which the Executive and any beneficiary shall have no preferred or secured claim. Title to an beneficial ownership of any cash or assets Bank may earmark to pay Executive or his beneficiary shall at all times remain with Bank.

8.7	Named Fiduciary. The Bank shall be the named fiduciary. The Board of Directors of the Bank shall have full power and authority to interpret, construe and administer this Agreement and the Board’s interpretations and construction thereof, and actions thereunder, or the amount or recipient of the payment to be made hereunder, shall be binding and conclusive on all persons for all purposes. No member of the Board shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Agreement unless attributable to his own willful misconduct or lack of good faith.

8.8	No Trust Created. Nothing contained in this Agreement, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Bank and the Executive, his designated beneficiary, any other beneficiary of the Executive or any other person.

8.9	Date of Birth. Executive hereby represents to Bank that his date of birth is November 3, 1956.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have executed and sealed this Agreement as the date first above written.

Witnesses:	Bank: Greer State Bank

/s/ Gaye D. Burroughs	By:	/s/ David M. Rogers

/s/ R. Dennis Hennett	Its:	Chairman of the Board

Witnesses:	EXECUTIVE

/s/ Gaye D. Burroughs	/s/ J. Richard Medlock, Jr.

/s/ R. Dennis Hennett	J. RICHARD MEDLOCK, Jr.

1993 Bank Compensation Strategies Group

BOARD RESOLUTION

ADOPTING SALARY CONTINUATION AGREEMENT

The Board desires to retain J. Richard Medlock, Jr. (“Executive”), a key employee, in the Company’s employ. To encourage such retention, the Board desires to enter into the Salary Continuation Agreement attached to these minutes. Under the Agreement, the Company promises to pay certain supplemental retirement or death benefits to the Executive, pursuant to the terms and conditions contained therein.

THEREFORE, IT IS RESOLVED that the Salary Continuation Agreement is Adopted by the Company effective as of Nov 1, 1997.

RESOLVED FURTHER, that the Company’s officers are authorized to take any and all necessary financial, legal and accounting actions necessary to implement the supplemental retirement or death benefit plan.

SCHEDULE A

Richard Medlock

Plan Year	Vested % of Final Benefit	Total Vested Lump Sum Benefit
1	0%	2,283
2	10%	4,756
3	20%	7,433
4	30%	10,334
5	40%	14,159
6	50%	19,168
7	60%	24,911
8	70%	31,475
9	80%	38,957
10	90%	47,464
11	100%	57,115
12	100%	61,856
13	100%	66,990
14	100%	72,550
15	100%	78,572
16	100%	85,093
17	100%	92,156
18	100%	99,805
19	100%	108,088
20	100%	117,060
21	100%	126,776
22	100%	137,298
23	100%	148,694
24	100%	161,035
25	100%	174,401